July 2026

Pricing Supplement No. 17,350

Registration Statement Nos. 333-293641; 333-293641-01

Dated July 21, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Assets

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the iShares® Semiconductor ETF (the “underlying”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not guarantee the payment of interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities, tax supplement and prospectus, as supplemented or modified by this document.

￭Contingent Coupon. The securities will pay a contingent coupon on a monthly basis until the earlier of the maturity date or automatic call if, and only if, the fund closing price on the calculation day for that month is greater than or equal to the coupon threshold price. However, if the fund closing price on a calculation day is less than the coupon threshold price, you will not receive any contingent coupon payment for the relevant month. If the fund closing price is less than the coupon threshold price on every calculation day, you will not receive any contingent coupon payments throughout the entire term of the securities.

￭ The coupon threshold price is equal to 60% of the starting price. The contingent coupon rate is 21.25% per annum.

￭Automatic Call. Beginning after six months, the securities will be automatically called if the fund closing price on any of the calculation days (other than the final calculation day) is greater than or equal to the starting price for a cash payment equal to the face amount plus a final contingent coupon payment. No further payments will be made on the securities once they have been called.

￭Potential Loss of Principal. If the securities are not automatically called prior to maturity, you will receive the face amount at maturity if, and only if, the ending price is greater than or equal to the downside threshold price. If the ending price is less than the downside threshold price, investors will be fully exposed to the decline in the underlying on a 1-to-1 basis and will receive a maturity payment amount that is less than 60% of the face amount of the securities and could be zero.

￭Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent coupon payments throughout the entire term of the securities.

￭The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no contingent coupon payments over the entire term of the securities.

￭Investors will not participate in any appreciation of the underlying.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying.

The current estimated value of the securities is $962.10 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$23.25	$976.75
Total	$5,931,000	$137,895.75	$5,793,104.25

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 26, 2028, subject to postponement if the final calculation day is postponed
Underlying:	iShares® Semiconductor ETF (the “underlying”)
Fund underlying index:	NYSE Semiconductor Index
Fund underlying index sponsor:	ICE Data Indices, LLC, or any successor thereof
Contingent coupon payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the underlying on the related calculation day is greater than or equal to the coupon threshold price.

Each “contingent coupon payment”, if any, will be calculated per security as follows:

($1,000 × contingent coupon rate) / 12.

Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the fund closing price of the underlying on any calculation day is less than the coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date.

If the fund closing price of the underlying is less than the coupon threshold price on all monthly calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent coupon payment dates:	Three business days after the applicable calculation day.*
Contingent coupon rate:	The “contingent coupon rate” is 21.25% per annum.
Automatic call:

The securities are not subject to automatic call until approximately six months after the original issue date. Following this 6-month non-call period, if, on any calculation day (other than the final calculation day), beginning in January 2027, the fund closing price of the underlying is greater than or equal to the starting price, the securities will be automatically called on the related call settlement date for a cash payment per security equal to the face amount plus a final contingent coupon payment.

The securities will not be automatically called on any call settlement date if the fund closing price of the underlying is less than the starting price on the related calculation day.

Any positive return on the securities will be limited to the contingent coupon payments, if any, even if the fund closing price of the underlying on the applicable calculation day significantly exceeds the starting price. You will not participate in any appreciation of the underlying.

Calculation days:	Monthly, on the 21st of each month, commencing in August 2026 and ending on the final calculation day. We also refer to the July 2028 calculation day as the “final calculation day.”**
Call settlement date:	Three business days after the applicable calculation day.**
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security equal to the maturity payment amount (in addition to the final contingent coupon payment due at maturity, if payable). The “maturity payment amount” per security will equal:

●if the ending price is greater than or equal to the downside threshold price:

$1,000; or

●if the ending price is less than the downside threshold price:

$1,000 × performance factor

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, you will receive significantly less than the stated principal amount of your securities and you will not receive any contingent coupon payment at maturity. Under these circumstances, you will lose more than 40%, and possibly all, of your investment.

Starting price:	$552.69, which is the fund closing price of the underlying on the pricing date

July 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Coupon threshold price:	$331.614, which is equal to 60% of the starting price.
Downside threshold price:	$331.614, which is equal to 60% of the starting price.
Ending price:	The “ending price” will be the fund closing price of the underlying on the final calculation day.
Performance factor:	The ending price divided by the starting price (expressed as a percentage).
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	July 21, 2026
Original issue date:	July 24, 2026 (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement for principal at risk securities.

CUSIP / ISIN:	61781G5K3 / US61781G5K34
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event;

Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

July 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $962.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent coupon rate, the coupon threshold price and the downside threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

July 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Investor Considerations

The Principal at Risk Securities Linked to the iShares® Semiconductor ETF July 26, 2028 (the “securities”) may be appropriate for investors who:

￭seek an investment with contingent coupon payments at a rate of 21.25% per annum until the earlier of the maturity date or automatic call, if, and only if, the fund closing price of the underlying on the applicable monthly calculation day is greater than or equal to 60% of the starting price;

￭understand that if the fund closing price of the underlying on the final calculation day has declined by more than 40% from the starting price, they will be fully exposed to the decline in the underlying from the starting price and will lose more than 40%, and possibly all, of the face amount of their securities at maturity;

￭are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

￭understand that the securities may be automatically called prior to the maturity date and that the term of the securities may be as short as approximately six months;

￭understand and are willing to accept the full downside risks of the underlying;

￭are willing to forgo participation in any appreciation of the underlying, fixed interest payments on the securities and dividends on the underlying and the stocks composing the fund underlying index; and

￭are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭require full payment of the face amount of the securities at maturity;

￭seek a security with a fixed term;

￭are unwilling to accept the risk that the fund closing price of the underlying may decline by more than 40% from the starting price to the ending price, in which case they will lose a significant portion or all of their investment;

￭seek current income;

￭are unwilling to accept the risk of exposure to the underlying;

￭seek exposure to the upside performance of the underlying;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement and tax supplement for risks related to an investment in the securities. For more information about the underlying, please see the section titled “iShares® Semiconductor ETF Overview” below.

July 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Determining Payment on a Contingent Coupon Payment Date and on the Maturity Date

If the securities have not been previously automatically called, on each monthly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the fund closing price of the underlying on the related monthly calculation day.

Determine whether a contingent coupon payment is paid on the applicable contingent coupon payment date based on the fund closing price of the underlying on the relevant calculation day, as follows:

Beginning after six months, if the fund closing price of the underlying on a calculation day is greater than or equal to the starting price, the securities will be automatically called on the applicable call settlement date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

On the maturity date, if the securities have not been automatically called prior to the maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

July 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the maturity payment amount on the securities for a range of hypothetical performances of the underlying from its starting price to its ending price on the final calculation day. The hypothetical payout profile excludes any hypothetical contingent coupon payments.

July 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following hypothetical examples illustrate how to determine whether a contingent coupon payment is paid with respect to a calculation day and how to calculate the maturity payment amount, if any, if the securities have not been automatically called. The following examples are for illustrative purposes only. Whether you receive a contingent coupon payment will be determined by reference to the fund closing price of the underlying on each calculation day, and the amount you will receive at maturity, if any, will be determined by reference to the ending price on the final calculation day. The actual starting price, coupon threshold price, downside threshold price and contingent coupon rate are set forth under “Final Terms” above. All payments on the securities, if any, are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms*:

Contingent coupon payment: On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the underlying on the related calculation day is greater than or equal to the coupon threshold price.

If payable, the contingent coupon payment will be an amount in cash per face amount corresponding to a return of 21.25% per annum for each interest payment period for each applicable calculation day. These hypothetical examples reflect the contingent monthly coupon rate of 21.25% (corresponding to $17.708 per month per security**).

It is possible that the fund closing price of the underlying will be less than the coupon threshold price for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupon payments.

Hypothetical starting price: $100

Hypothetical coupon threshold price: $60, which is 60% of the hypothetical starting price

Hypothetical downside threshold price: $60, which is 60% of the hypothetical starting price

* The hypothetical starting price of $100 for the underlying has been chosen for illustrative purposes only and does not represent the actual starting price of the underlying. The actual starting price, coupon threshold price and downside threshold price are set forth under “Final Terms” above. For historical data regarding the actual fund closing prices of the underlying, see the historical information set forth herein.

**The actual contingent coupon payment will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $17.708 is used in these examples for ease of analysis.

In Example 1, the fund closing price of the underlying fluctuates over the term of the securities and the fund closing price of the underlying is greater than or equal to the hypothetical starting price of $100.00 on one of the calculation days following the 6-month non-call period. Because the fund closing price of the underlying is greater than or equal to the starting price on such a date, the securities are automatically called on the related call settlement date. In Examples 2, 3 and 4, the fund closing price of the underlying on each of the calculation days is less than the starting price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Example 1 — The securities are automatically called following the sixth calculation day (which is the first calculation day following which the securities can be called), as the fund closing price of the underlying on the sixth calculation day is greater than or equal to the starting price. The fund closing price of the underlying is greater than or equal to the coupon threshold price on only 3 of the 5 monthly calculation days prior to (and excluding) the calculation day immediately preceding the automatic call. Therefore, you would receive the contingent monthly coupons with respect to those 3 calculation days, totaling $17.708 × 3 = $53.124, but not for the other calculation day. The fund closing price of the underlying is equal to the starting price on the sixth calculation day. Upon automatic call, investors receive a cash payment per security calculated as $1,000 + $17.708 = $1,017.708.

The total payment over the 6-month term of the securities is $53.124 + $1,017.708 = $1,070.832.

Example 2 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is greater than or equal to the coupon threshold price on all 23 calculation days prior to (and excluding) the final calculation day, and the ending price is also greater than or equal to the coupon threshold price and the downside threshold price on the final calculation day. Therefore, you would receive (i) the contingent coupon payments with respect to the 23 calculation days prior to (and excluding) the final calculation day, totaling $17.708 × 23 = $407.284, and (ii) the maturity payment amount calculated as $1,000 + $17.708 = $1,017.708.

July 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

The total payment over the 2-year term of the securities is $407.284 + $1,017.708 = $1,424.992

This example illustrates the scenario where you receive a contingent coupon payment on every contingent coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in an annual interest rate of 21.25% over the 2-year term of the securities. This example, therefore, represents the maximum amount payable over the 2-year term of the securities. To the extent that the contingent coupon payments are not paid on every contingent coupon payment date, the effective rate of interest on the securities will be less than 21.25% per annum and could be zero.

Example 3 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is greater than or equal to the coupon threshold price on 5 out of the 23 calculation days prior to (and excluding) the final calculation day. The ending price is $100.00, which is greater than or equal to the downside threshold price. In this scenario, you receive a maturity payment amount equal to the stated principal amount plus a contingent coupon payment with respect to the final calculation day. Therefore, you would receive (i) the contingent coupon payments with respect to those 5 calculation days prior to (and excluding) the final calculation day, totaling $17.708 × 5 = $88.54, but not for the other 18 calculation days, and (ii) the maturity payment amount calculated as $1,000 + $17.708 = $1,017.708.

The total payment over the 2-year term of the securities is $88.54+ $1,017.708 = $1,106.248.

Example 4 — The securities are not called prior to maturity, as the fund closing price of the underlying is less than the starting price on every calculation day. The fund closing price of the underlying is also less than the coupon threshold price on every calculation day, including the final calculation day. The ending price is $40.00, which is less than the downside threshold price. Therefore, you would receive no contingent coupon payments throughout the entire term of the securities, and the maturity payment amount would be calculated as $1,000 × ($40.00 / $100.00) = $400.00.

The total payment over the 2-year term of the securities is $0 + $400.00 = $400.00.

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, investors will be exposed to the downside performance of the underlying at maturity, and the maturity payment amount will be less than 60% of the face amount per security and could be zero.

July 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending price is less than the downside threshold price of 60% of the starting price, you will be exposed to the decline in the price of the underlying, as compared to the starting price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the face amount multiplied by the performance factor. In this case, you will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent coupon payment but only if the fund closing price of the underlying is greater than or equal to the coupon threshold price on the related calculation day. However, if the fund closing price of the underlying is less than the coupon threshold price on the relevant calculation day for any interest period, we will pay no contingent coupon payment on the applicable contingent coupon payment date. If the fund closing price of the underlying is less than the coupon threshold price on each calculation day, you will not receive any contingent coupon payments throughout the entire term of the securities. It is possible that the fund closing price of the underlying will be less than the coupon threshold price for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupon payments. If you do not earn sufficient contingent coupon payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The contingent coupon payment, if any, is based on the fund closing price of the underlying on only the related monthly calculation day at the end of the related interest period. Whether the contingent coupon payment will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period based on the fund closing price of the underlying on the relevant monthly calculation day. As a result, you will not know whether you will receive the contingent coupon payments on any contingent coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon payment is based solely on the value of the underlying on the monthly calculation days, if the fund closing price of the underlying of the underlying on any calculation day is below the coupon threshold price, you will not receive the contingent coupon payment for the related interest period, even if the price of the underlying was at or above the coupon threshold price on other days during that interest period.

￭Investors will not participate in any appreciation in the price of the underlying. Investors will not participate in any appreciation in the price of the underlying from the starting price, and the return on the securities will be limited to the contingent coupon payments, if any, that are paid with respect to each calculation day on which the fund closing price of the underlying is greater than or equal to the coupon threshold price, if any.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying on any day, including in relation to the starting price, the coupon threshold price and the downside threshold price, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

owhether the fund closing price of the underlying has been below the coupon threshold price on any calculation day,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying or the securities markets generally and which may affect the price of the underlying, odividend rates on the underlying or the stocks composing the fund underlying index,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and

July 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying has closed near or below the coupon threshold price and downside threshold price, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the face amount of your securities.

You cannot predict the future performance of the underlying based on its historical performance. The price of the underlying may decrease and be below the coupon threshold price on each calculation day so that you will receive no return on your investment, and the underlying may close below the downside threshold price on the final calculation day so that you will lose a significant portion or all of your initial investment in the securities. There can be no assurance that the fund closing price of the underlying will be at or above the coupon threshold price on any calculation day so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold price on the final calculation day so that you do not suffer a significant loss on your initial investment in the securities. See “iShares® Semiconductor ETF Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call, on any contingent coupon payment date or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying or the stocks composing the fund underlying index. Investing in the securities is not equivalent to investing in the underlying, the fund underlying index or the stocks that constitute the fund underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying or the stocks that constitute the fund underlying index.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called within the first six months of the term of the securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market

July 2026 Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the coupon threshold price, the downside threshold price and the ending price, and will calculate the amount of cash you receive upon an automatic call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you upon an automatic call or at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying or the fund underlying index), including trading in the underlying and in other instruments related to the underlying or the fund underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the underlying or the stocks that constitute the fund underlying index and other financial instruments related to the fund underlying index and the underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase the price at or above which the underlying must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the price of the underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide

July 2026 Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying

￭The securities are subject to risks associated with investments concentrated in the semiconductor sector. All or substantially all of the equity securities held by the underlying shares are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of semiconductors. The values of companies that are involved in the semiconductor industry are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the semiconductor industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel. Any of these factors could cause the value of some or all of the securities included in the underlying shares, and thus, the price of the underlying shares, to decline during the term of the securities.

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per underlying. The underlying does not fully replicate the fund underlying index and may hold securities that are different than those included in the fund underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of the fund underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and the fund underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying may impact the variance between the performances of the underlying and the fund underlying index. Finally, because the underlying is traded on an exchange and are subject to market supply and investor demand, the market price of one underlying may differ from the net asset value per underlying.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying may be adversely affected, market participants may be unable to calculate accurately the net asset value per underlying, and their ability to create and redeem shares of the underlying may be disrupted. Under these circumstances, the market price of the underlying may vary substantially from the net asset value per underlying or the level of the fund underlying index.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per underlying. Any of these events could materially and adversely affect the price of the underyling and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per underlying on the valuation date, even if the underlying is underperforming the fund underlying index or the component securities of the fund underlying index and/or trading below the net asset value per underlying.

￭Adjustments to the underlying or to the fund underlying index could adversely affect the value of the securities. The investment adviser to the underlying, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the fund underlying index. Pursuant to its

July 2026 Page 13

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the underlying. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher of the fund underlying index is responsible for calculating and maintaining the fund underlying index. The publisher may add, delete or substitute the stocks constituting the fund underlying index or make other methodological changes that could change the value of the fund underlying index. The publisher of the fund underlying index may discontinue or suspend calculation or publication of the fund underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the underlying shares, and consequently, the value of the securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying. However, the calculation agent will not make an adjustment for every event that could affect the underlying. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities. No assurance can be given as to the price of the underlying at any time, including on the final calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

July 2026 Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

iShares® Semiconductor ETF Overview

The iShares® Semiconductor ETF is an exchange-traded fund of iShares Trust (“iShares”), a registered investment company, that seeks to track the investment results, before fees and expenses, of the NYSE Semiconductor Index. Prior to June 21, 2021, the ETF tracked the PHLX Semiconductor Sector Index. Effective June 21, 2021, the ICE Semiconductor Index replaced the PHLX Semiconductor Sector Index as the underlying index and the name of the ETF changed from the iShares® PHLX Semiconductor ETF to the iShares® Semiconductor ETF. Effective November 3, 2023, the ICE Semiconductor Index was renamed the NYSE Semiconductor Index. iShares is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Semiconductor ETF. It is possible that this fund may not fully replicate the performance of the NYSE Semiconductor Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® Semiconductor ETF is accurate or complete.

The following graph sets forth the daily fund closing prices of the underlying for the period from January 1, 2021 through July 21, 2026. The fund closing price of the underlying on July 21, 2026 was $552.69. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying has at times experienced periods of high volatility. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the fund closing price of the underlying at any time, including on the calculation day.

iShares® Semiconductor ETF Daily Closing Prices January 1, 2021 to July 21, 2026

This document relates only to the securities referenced hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the securities and therefore the value of the securities.

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Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

“iShares®” is a trademark of BlackRock Fund Advisors or its affiliates (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

NYSE Semiconductor Index. The NYSE Semiconductor Index is a rules-based, modified float-adjusted market capitalization-weighted index that measures the performance of the equity securities of the 30 largest U.S.-listed companies that are classified within the semiconductor industry. The NYSE Semiconductor Index is calculated, maintained and published by ICE Data Indices, LLC. Semiconductor companies are defined as those classified under the Semiconductor Industry in the ICE Data Equity Classification Schema. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. This also includes companies that provide services or equipment associated with semiconductors such as packaging and testing.

July 2026 Page 16

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

July 2026 Page 17

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $23.25 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $17.50 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, the tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

July 2026 Page 18

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the iShares® Semiconductor ETF due July 26, 2028

Product Supplement for Principal at Risk Securities dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the tax supplement or in the prospectus.

July 2026 Page 19